Exhibit 23.2

Consent of Independent Auditors

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of Meredith Corporation for the registration of 2,500,000 shares of its common stock and to the incorporation by reference therein of our report dated February 23, 2018 with respect to the consolidated financial statements of Time Inc., included in Meredith Corporation’s Amended Current Report on Form 8-K/A filed with the Securities and Exchange Commission on March 30, 2018.

/s/ Ernst & Young LLP

New York, New York

April 13, 2018